Exhibit 2.1

PLAN OF CONVERSION

OF

ROCKWELL MEDICAL, INC., A MICHIGAN CORPORATION

TO

ROCKWELL MEDICAL, INC., A DELAWARE CORPORATION

THIS PLAN OF CONVERSION, dated as of August 28, 2019 (this “Plan”), is hereby adopted by Rockwell Medical, Inc., a Michigan corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a Michigan corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Section 745 of the Michigan Business Corporation Act of the State of Michigan, as amended (the “MBCA”).

RECITALS:

WHEREAS, the Company is a corporation established and existing under the laws of the State of Michigan;

WHEREAS, conversion of a Michigan corporation into a Delaware corporation is permitted under Section 265 of the DGCL and Section 745 of the MBCA;

WHEREAS, the Board of Directors of the Company has determined that it would be advisable and in the best interests of the Company and its shareholders for the Company to convert from a Michigan corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 745 of the MBCA; and

WHEREAS, the Board of Directors has authorized, approved and adopted the Conversion (as defined below) and approved and adopted the form, terms and provisions of this Plan and submitted the Conversion and this Plan to the Company’s shareholders for approval, and the Company’s shareholders have approved the Conversion and this Plan.

NOW, THEREFORE, the Company hereby adopts this Plan as follows:

1.                                      CONVERSION; EFFECT OF CONVERSION.

(a)                                 At the Effective Time (as defined in Section 3 below), the Company shall be converted from a Michigan corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 745 of the MBCA (the “Conversion”) and the Company, as converted to a Delaware corporation (the “Converted Company”), shall thereafter be subject to all of the provisions of the DGCL, except that, notwithstanding Section 106 of the DGCL, the existence of the Converted Company shall be deemed to have commenced on the date the Company commenced its existence in the State of Michigan.

(b)                                 At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, the Converted Company shall, for all purposes of the laws of the State of Delaware and the State of Michigan, be deemed to be the same entity as the Company. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Converted Company and shall be the property of the Converted Company and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Converted Company at the Effective Time, and may be enforced against the Converted Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Company in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Company at the Effective Time for any purpose of the laws of the State of Delaware.

(c)                                  The Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed a dissolution of the Company and shall constitute a continuation of the existence of the Company in the form of a Delaware corporation. The Converted Company is the same entity as the Company. The Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)                                 At the Effective Time, the name of the Converted Company shall be: Rockwell Medical, Inc.

(e)                                  At the Effective Time, the street address of the principal place of business of the Converted Company shall be the same as the street address of the principal place of business of the Company, with such address being: 411 Hackensack Ave., Suite 501, Hackensack, NJ 07601.

(f)                                   The Company intends for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and for this Plan to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

2.                                      FILINGS. As soon as practicable following the date hereof, the Company shall cause the Conversion to be effected by:

(a)                                 executing and filing (or causing to be executed and filed) an Certificate of Conversion pursuant to Section 745(b) of the MBCA in a form reasonably acceptable to any officer of the Company (the “Michigan Certificate of Conversion”) with the Michigan Bureau of Commercial Services of the Michigan Department of Labor & Economic Growth;

(b)                                 executing and filing (or causing to be executed and filed) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL in a form reasonably acceptable to any officer of the Company (the “Delaware Certificate of Conversion”) with the Delaware Secretary of State; and

(c)                                  executing, acknowledging and filing (or causing to be executed, acknowledged and filed) a Certificate of Incorporation of Rockwell Medical, Inc., substantially in the form approved by the Company’s shareholders and set forth on Exhibit A hereto (the “Delaware Certificate of Incorporation”) with the Delaware Secretary of State.

3.                                      EFFECTIVE TIME. The Conversion shall become effective upon the filing and effectiveness of the Michigan Articles of Conversion, the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation with the applicable secretary of state (the time of the effectiveness of the Conversion, the “Effective Time”).

4.                                      EFFECT OF CONVERSION ON COMMON STOCK.

(a)                                 As of August 8, 2019, the following shares were authorized or outstanding: 170,000,000 shares of the Company’s common stock, no par value (the “Company Common Stock”), were authorized of which 63,824,584 shares of Company Common Stock were issued and outstanding, and 2,000,000 shares of the Company’s preferred stock, no par value (the “Company Preferred Stock”) were authorized, of which 0 shares of Company Preferred Stock were issued and outstanding.  Other than the aforementioned shares, no other classes or series of capital stock of the Company was issued or outstanding as of the date hereof.

(b)                                 Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each share of issued Company Common Stock shall convert into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Converted Company (the “Converted Company Common Stock”).

(c)                                  Following the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

5.                                      EFFECT OF CONVERSION ON OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each option, warrant or other right to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option, warrant or other right to acquire, upon the same terms and conditions as were in effect immediately prior to the Effective Time, the same number of shares of Converted Company Common Stock.

6.                                      EFFECT OF CONVERSION ON STOCK CERTIFICATES. Upon the terms and subject to the conditions of this Plan, at the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Company Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Converted Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Converted Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Converted evidenced by such outstanding certificate as provided above.

7.                                      EFFECT OF CONVERSION ON EMPLOYEE BENEFIT, INCENTIVE COMPENSATION OR OTHER SIMILAR PLANS. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Company is a party shall continue to be a plan of the Converted Company. To the extent that any such plan provides for the issuance of Company Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of Converted Company Common Stock. A number of shares of Converted Company Common Stock shall be reserved for issuance under such plan or plans equal to the number of shares of Company Common Stock so reserved immediately prior to the effective date of the Conversion.

8.                                      FILING, LICENSES, PERMITS, TITLED PROPERTY, ETC. As necessary, following the Effective Time, the Converted Company shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Delaware. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Company which was titled or registered in the name of the Company shall be re-titled or re-registered, as applicable, in the name of the Converted Company by appropriate filings or notices to the appropriate party (including, without limitation, any applicable governmental agencies).

9.                                      FURTHER ASSURANCES. If, at any time after the Effective Time, the Converted Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) to otherwise carry out the purposes of this Plan, the Converted Company, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Converted Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converted Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Plan.

10.                               EFFECT OF CONVERSION ON DIRECTORS AND OFFICERS. The members of the Board of Directors of the Company and the officers of the Company immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Company, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal.

11.                               DELAWARE BYLAWS. To the fullest extent permitted by law, at the Effective Time, the bylaws of the Converted Company shall be substantially in the form set forth on Exhibit B hereto (the “Delaware Bylaws”), and the Board of Directors of the Converted Company shall approve and ratify the Delaware Bylaws as promptly as practicable following the Effective Time.

12.                               IMPLEMENTATION AND INTERPRETATION. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of the Company and, upon the Effective Time, by the Board of Directors of the Converted Company, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party or parties, including, without limitation, any officers of the Company or the Converted Company, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

13.                               AMENDMENT. This Plan may be amended or modified by the Board of Directors of the Company at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the shareholders of the Company, or (b) any term of the Delaware Certificate of other than changes permitted to be made without shareholder approval by the DGCL.

14.                               TERMINATION OR DEFERRAL. At any time prior to the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of the Company, notwithstanding the approval of this Plan by the shareholders of the Company, and (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Company and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Company, its Board of Directors or shareholders with respect thereto.

15.                               THIRD PARTY BENEFICIARIES. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

16.                               SEVERABILITY. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

17.                               GOVERNING LAW. This Plan shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the Company hereby adopts the Plan of Conversion as of the date first written above.

ROCKWELL MEDICAL, INC.

By:	/s/ Stuart Paul
Stuart Paul
President & CEO